Exhibit 99.1

NEWS RELEASE Constar International Inc. One Crown Way Philadelphia, PA 19154-4599 Main Phone: (215) 552-3700

For Immediate Release

CONSTAR INTERNATIONAL INC. ANNOUNCES 2008 SECOND

QUARTER AND FIRST SIX MONTHS FINANCIAL RESULTS

Philadelphia, PA – August 14, 2008 — Constar International Inc. (NASDAQ: CNST) today announced its financial results for the second quarter and six months ended June 30, 2008.

Highlights include:

•	Credit Agreement EBITDA, excluding restructuring charges, was $14.9 million as compared to $15.7 million in the second quarter of 2007;

•	Custom unit volume increased 16.9 percent in the second quarter of 2008 compared to the second quarter of 2007 and represented 27 percent of consolidated net sales in the second quarter of 2008; and

•	At June 30, 2008, the total of cash and borrowing availability under the Company’s Credit Agreement was $43.7 million.

“The second quarter results were disappointing primarily due to the unprecedented increase in energy costs and the weaker than expected demand for carbonated soft drinks. To offset the impact of these issues, we implemented price increases and cost reduction programs which were only in effect for part of the quarter and will have a more meaningful impact on the balance of the year. Our custom unit volume increased 16.9 percent during the quarter which helped to partially offset the decline in conventional volume. We expect our custom unit volume to increase by 28 percent for the balance of the year compared to the same period in 2007. Lastly, we ended the quarter with availability under our credit agreement of $43.7 million,” said Michael Hoffman, President and CEO of Constar.

Second Quarter Results:

Consolidated net sales were $244.3 million in the second quarter of 2008 compared to $240.2 million in the second quarter of 2007.

In the U.S., net sales were $190.3 million in the second quarter of 2008 compared to $182.9 million in the second quarter of 2007. The increase in U.S. net sales was principally driven by the pass-through of resin costs to customers, along with an increase in price, offset by a decrease in unit volume. Total U.S. unit volume decreased 8.3 percent from the second quarter of 2007. Custom unit volume increased 16.9 percent, while conventional unit volume declined 17.7 percent compared to the second quarter of 2007. Approximately 60 percent of the conventional unit volume decline in the U.S. was due to the expected continued shift of water bottlers to self-manufacturing and an additional 15.5 percent of the decline resulted from the previously disclosed loss of a conventional customer contract. In addition, the Company’s customers experienced a decrease in demand for carbonated soft drink packages especially in the convenience store and gas station distribution channels.

In Europe, net sales were $54.0 million in the second quarter of 2008 compared to $57.3 million in the second quarter of 2007. The decrease in European net sales in the second quarter of 2008 was primarily due to lower unit volume, offset by the pass-through of resin costs to customers and a positive impact of foreign currency translations. Total European unit volume decreased by 19.8 percent compared to the second quarter of 2007 due to the previously disclosed loss of a customer in the Company’s Holland operations.

Gross profit, excluding depreciation expense, decreased $1.9 million, or 8.4 percent, in the second quarter of 2008 compared to the second quarter of 2007. Gross profit, excluding depreciation expense, as a percentage of net sales decreased to 8.5 percent in the second quarter of 2008 from 9.4 percent in the second quarter of 2007. The decrease was the result of lower unit volumes and increases in energy costs, offset in part by increases in price.

Selling and administrative and research and technology expenses were $7.1 million in the second quarter of 2008, an increase of $0.2 million from the second quarter of 2007.

Operating income was $4.3 million in the second quarter of 2008 compared to $5.0 million in the second quarter of 2007. This decrease in operating income primarily reflects the lower unit volume and increases in energy, partially offset by a reduction in restructuring costs.

Interest expense decreased $0.8 million to $9.5 million in the second quarter of 2008 from $10.3 million in the second quarter of 2007 as a result of lower effective interest rates, partially offset by higher average borrowings.

Other net expense was zero in the second quarter of 2008 compared to other income of $0.6 million in the second quarter of 2007. The decrease in the second quarter of 2008 primarily resulted from the negative impact of foreign currency on the translation of intra-company balances.

Net loss in the second quarter of 2008 was $5.0 million, or $0.41 loss per basic and diluted share, compared to a net loss in the second quarter of 2007 of $4.8 million, or $0.39 loss per basic and diluted share.

Credit Agreement EBITDA excluding restructuring charges in the second quarter of 2008 decreased by $0.8 million, or 5.0 percent, to $14.9 million from $15.7 million in the second quarter of 2007.

First Six Month Results:

Consolidated net sales were $457.6 million in the first six months of 2008 compared to $452.9 million in the first six months of 2007.

In the U.S., net sales were $360.0 million in the first six months of 2008 compared to $348.2 million in the first six months of 2007. The increase in U.S. net sales was principally driven by the pass-through of resin costs to customers, the impact of contractual price increases and the increase in custom unit volume, offset in part by lower conventional unit volume. Total U.S. unit volume decreased 6.4 percent from the first six months of 2007. Custom unit volume increased 18.5 percent, while conventional unit volume declined 14.3 percent compared to the first six months of 2007.

In Europe, net sales were $97.6 million in the first six months of 2008 compared to $104.7 million in the first six months of 2007. The decrease in European net sales in the first six months of 2008 was primarily due to lower unit volume, offset by the pass-through of resin costs to customers and a positive impact of foreign currency translations. Total European unit volume decreased by 14.0 percent compared to the first six months of 2007.

Gross profit, excluding depreciation expense, decreased $2.9 million, or 6.9 percent, in the first six months of 2008 compared to the first six months of 2007. Gross profit, excluding depreciation expense, as a percentage of net sales decreased to 8.7 percent in the first six months of 2008 from 9.5 percent in the first six months of 2007. The decrease was the result of lower unit volumes and higher energy costs, offset in part by increases in price.

Selling and administrative and research and technology expenses of $15.9 million in the first six months of 2008 increased by $0.3 million from the first six months of 2007.

Operating income was $7.4 million in the first six months of 2008 compared to $8.6 million in the first six months of 2007. This decrease in operating income primarily relates to the lower unit volume and increases in energy costs as described above, partially offset by a reduction in restructuring costs.

Interest expense decreased $1.0 million to $19.4 million in the first six months of 2008 from $20.4 million in the first six months of 2007 as a result of lower effective interest rates, partially offset by higher average borrowings.

Other expense was $0.6 million in the first six months of 2008 compared to other income of $0.9 million in the first six months of 2007. The change from prior year primarily resulted from the negative impact of foreign currency on the translation of intra-company balances.

Net loss for the first six months ended June 30, 2008 was $12.5 million, or $1.01 loss per basic and diluted share, compared to a net loss for the first six months of 2007 of $11.0 million, or $0.89 loss per basic and diluted share.

Free cash flow was negative $24.0 million for the first six months in 2008 compared to negative free cash flow of $9.9 million for the same period in 2007. The decrease in free cash flow was driven by cash flow from operating activities, principally higher working capital requirements due to timing of cash receipts and disbursements.

Credit Agreement EBITDA, excluding restructuring charges, in the first six months of 2008 decreased by $3.1 million, or 10.9 percent, to $25.5 million from $28.6 million in the first six months of 2007.

Non-GAAP Measures

EBITDA is defined by the Company as net income (loss) before interest expense, provision for income taxes, depreciation and amortization. The Company’s Credit Agreement formerly contained a definition of EBITDA that made adjustments for certain items. This definition was deleted and not replaced as part of the previously reported amendments to the Credit Agreement made in the first quarter of 2007. In the second quarter of 2008 and the first six months of 2008, these adjustments would have amounted to $1.2 million and $2.1 million, respectively. In the second quarter of 2007 and the first six months of 2007, the adjustments would have amounted to ($0.5) million and $0.5 million, respectively. For consistency, the Company is reporting EBITDA on the same Credit Agreement basis, but excluding restructuring charges.

Credit Agreement EBITDA excluding restructuring charges is not a GAAP-defined measure and may not be comparable to credit agreement or adjusted EBITDA as defined by other companies. Management believes that investors, analysts and other interested parties view our ability to generate Credit Agreement EBITDA as an important indicator of the Company’s operating performance. Management also believes that Credit Agreement EBITDA excluding restructuring charges is a useful measure in understanding trends because it eliminates various non-operational and non-recurring items. In addition, Credit Agreement EBITDA facilitates comparisons to operating performance in prior periods and is used by the Company in setting incentive plan targets. Investors are urged to take into account GAAP measures in evaluating the Company and to review the reconciliation of Credit Agreement EBITDA excluding restructuring charges to net income (loss) in the attached unaudited consolidated statements of operations.

Gross profit, excluding depreciation expense, is not a GAAP-defined measure and may not be comparable to gross profit as defined by other companies. The Company believes that gross profit, excluding depreciation expense, is a useful measure in understanding trends because it eliminates non-cash charges related to depreciation. Investors are urged to take into account GAAP measures in evaluating the Company, and to review the reconciliation of gross profit to gross profit, excluding depreciation expense in the attached unaudited consolidated statements of operations.

Free cash flow is derived from the Company’s consolidated statement of cash flows and is defined as net cash provided by operating activities less net cash used in investing activities. Free cash flow is not a GAAP-defined measure and may not be comparable to free cash flow as defined by other companies. The Company uses free cash flow to evaluate performance and the Company’s ability to incur and service debt. Investors are urged to take into account GAAP measures in evaluating the Company, and to review the separate line items for net cash provided by operating activities and net cash used in investing activities in the attached unaudited consolidated statements of cash flow.

Conference Call, Web Cast Information

The Company will hold a conference call on Thursday, August 14, 2008 at 9:00 a.m. ET to discuss this news release. Forward-looking and other material information will be discussed on this conference call. The dial-in numbers for the conference call are (877) 419-6593 (domestic callers) or (719) 325-4860 (international callers). Please dial in at approximately ten minutes prior to the scheduled start time in order to give the operators time to connect you. The conference call will also be broadcast live over the internet and can be accessed via the Company’s website: www.constar.net. Please log on approximately 15 minutes prior to the call to register and download any necessary audio software.

A replay of the conference call will be available from 12 noon ET that day through midnight ET, Thursday, August 21, 2008 and can be accessed by calling (888) 203-1112 (domestic callers) or (719) 457-0820 (international callers) and entering pass code 8399413. The replay will also be accessible via the web at www.constar.net where it will be archived.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all information in this news release consists of forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve a number of risks, uncertainties and other factors, which may cause the actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this news release or the actual results of operations or financial condition of the Company to differ include the Company’s relationship with its largest customers; the outcome of the Company’s negotiation to renew its contract with its largest customer; whether such contract is signed on terms consistent with the Company’s current expectations; whether expected future volumes under such contract are realized; whether the future product mix under such contract is consistent with the

Company’s expectations; whether the Company achieves expected restructuring savings associated with such contract; the impact of self-manufacturing on the Company’s business; the Company’s ability to secure new business, expand sales of custom products and improve the operating performance of its European business; and the impact of the foregoing factors on the Company’s financial position. Other important factors are discussed under the caption “Risk Factors” in the Company’s Form 10-K Annual Report for the year ended December 31, 2007 and in subsequent filings with the Securities and Exchange Commission made prior to, on or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

About Constar

Philadelphia-based Constar is a leading global producer of PET (polyethylene terephthalate) plastic containers for food, soft drinks and water. The Company provides full-service packaging solutions, from product design and engineering, to ongoing customer support. Its customers include many of the world’s leading branded consumer products companies.

For more information contact:

Walter S. Sobon, Executive Vice President and Chief Financial Officer, (215) 552-3700

Ed Bisno, Bisno Communications, (212) 717-7578

Tables to Follow

CONSTAR INTERNATIONAL INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except par value)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Net customer sales	$242,552	$239,192	$454,813	$450,808
Net affiliate sales	1,717	1,047	2,834	2,112

Net sales	244,269	240,239	457,647	452,920
Cost of products sold, excluding depreciation	223,493	217,551	417,702	410,034
Depreciation	8,622	7,952	15,816	15,533

Gross profit	12,154	14,736	24,129	27,353

Selling and administrative expenses	4,789	4,756	11,550	11,864
Research and technology expenses	2,309	2,156	4,355	3,770
Provision for restructuring	725	2,832	806	3,135

Total operating expenses	7,823	9,744	16,711	18,769

Operating income	4,331	4,992	7,418	8,584
Interest expense	(9,501)	(10,302)	(19,377)	(20,419)
Other (expense)/income, net	2	557	(567)	925

Loss from continuing operations before income taxes	(5,168)	(4,753)	(12,526)	(10,910)
Provision for income taxes	118	6	32	—

Loss from continuing operations	(5,050)	(4,747)	(12,494)	(10,910)
(Loss)/Income from discontinued operations, net of taxes	33	(102)	(54)	(55)

Net loss	$(5,017)	$(4,849)	$(12,548)	$(10,965)

Basic and diluted earnings (loss) per common share:
Continuing operations	$(0.41)	$(0.38)	$(1.01)	$(0.89)
Discontinued operations	—	(0.01)	—	—

Net loss per share	$(0.41)	$(0.39)	$(1.01)	$(0.89)

Weighted average common shares outstanding:
Basic and Diluted	12,394	12,308	12,385	12,301

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Reconciliation of net income (loss) to Credit Agreement EBITDA, excluding restructuring charges:
Net income (loss)	$(5,017)	$(4,849)	$(12,548)	$(10,965)
Add back:
Interest expense	9,501	10,302	19,377	20,419
Taxes	(118)	(6)	(32)	—
Depreciation	8,622	7,952	15,816	15,533

EBITDA	12,988	13,399	22,613	24,987
Restructuring Charges	725	2,832	806	3,135

EBITDA, excluding restructuring charges	13,713	16,231	23,419	28,122

Other adjustments under Credit Agreement	1,229	(495)	2,057	476

Credit Agreement EBITDA, excluding restructuring charges	$14,942	$15,736	$25,476	$28,598

Note 1: Other adjustments includes, among other things, changes in allowances for doubtful accounts, inventory reserves and foreign currency gains and losses.

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Reconciliation of gross profit to gross profit, excluding depreciation expense:
Gross Profit	$12,154	$14,736	$24,129	$27,353
Add back: Depreciation	8,622	7,952	15,816	15,533

Gross profit, excluding depreciation expense	$20,776	$22,688	$39,945	$42,886

Percentage of net sales	8.5%	9.4%	8.7%	9.5%

CONSTAR INTERNATIONAL INC.

CONSOLIDATED BALANCE SHEET COMPARISON

(in thousands, except par value)

	June 30, 2008	December 31, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$3,603	$4,254
Accounts receivable, net	88,555	61,212
Accounts receivable - related party	1,033	483
Inventories, net	82,190	73,213
Prepaid expenses and other current assets	21,042	19,205
Deferred income taxes	1,373	2,045
Assets held for sale	427	—
Current assets of discontinued operations	385	527

Total current assets	198,608	160,939

Property, plant and equipment, net	145,772	147,061
Goodwill	148,813	148,813
Other assets	12,859	15,476
Non-current assets held for sale	953	—

Total assets	$507,005	$472,289

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Short-term debt	$23,757	$438
Accounts payable (includes book overdrafts of $19,828 and $12,695 at June 30, 2008 and December 31, 2007, respectively)	108,872	83,856
Accounts payable - related party	570	1,000
Accrued expenses and other current liabilities	35,254	36,607
Current liabilities of discontinued operations	74	395

Total current liabilities	168,527	122,296

Long-term debt	393,864	393,733
Pension and postretirement liabilities	9,448	11,368
Deferred income taxes	1,373	2,045
Other liabilities	13,705	14,411
Liabilities associated with assets held for sale	643	—
Non-current liabilities of discontinued operations	874	743

Total liabilities	588,434	544,596

Commitments and contingent liabilities

Stockholders’ deficit:
Preferred Stock, $.01 par value - none issued or outstanding at June 30, 2008 and December 31, 2007	—	—
Common stock, $.01 par value - 13,274 shares and 13,008 shares issued, 12,961 shares and 12,717 shares outstanding at June 30, 2008 and December 31, 2007, respectively	125	125
Additional paid-in capital	277,043	276,546
Accumulated other comprehensive loss	(15,648)	(18,620)
Treasury stock, at cost - 311 and 291 shares at March 31, 2008 and December 31, 2007, respectively	(991)	(945)
Accumulated deficit	(341,958)	(329,413)

Total stockholders’ deficit	(81,429)	(72,307)

Total liabilities and stockholders’ deficit	$507,005	$472,289

CONSTAR INTERNATIONAL INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands, except par value)

	Six months ended June 30,
	2008	2007
Cash flows from operating activities:
Net loss	$(12,548)	$(10,965)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	16,870	16,163
Restructuring and other exit activities	—
Bad debt expense	514	123
Stock-based compensation	472	488
Reclassification (gain) loss of foreign currency translation adjustments	—	(142)
Gain on disposal of assets	—	(154)
Minority interest	—	(178)
Changes in operating assets and liabilities:
Accounts receivable	(27,795)	(10,004)
Inventories	(8,709)	(2,761)
Prepaid expenses and other current assets	(394)	4,832
Accounts payable	21,946	7,079
Accrued expenses and other current liabilities	2,022	(1,450)
Change in outstanding overdrafts	(1,289)	4,514
Pension and postretirement benefits	(345)	(351)

Net cash provided by (used in) operating activities	(9,256)	7,194

Cash flows from investing activities:
Purchases of property, plant and equipment	(14,789)	(17,614)
Proceeds from the sale of property, plant and equipment	—	545

Net cash used in investing activities	(14,789)	(17,069)

Cash flows from financing activities:
Proceeds from Revolver loan	400,482	387,458
Repayment of Revolver loan	(377,163)	(387,458)
Costs associated with debt financing	—	(385)

Net cash provided by (used in) financing activities	23,319	(385)

Effect of exchange rate changes on cash and cash equivalents	75	91

Net increase (decrease) in cash and cash equivalents	(651)	(10,169)
Cash and cash equivalents at beginning of period	4,254	19,370

Cash and cash equivalents at end of period	$3,603	$9,201

	Six months ended June 30,
	2008	2007
Reconciliation of net cash provided by operating activities to free cash flow:
Net cash provided by operating activities	$(9,256)	$7,194
Net cash used in investing activities	(14,789)	(17,069)

Free cash flow	$(24,045)	$(9,875)